Exhibit 10.1

CONSULTING AND MANAGEMENT AGREEMENT

BETWEEN

Sunset Operations at Broken Arrow, LLC

AND

Legends Global Theater Management, LLC

Dated as of July 14, 2026

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Table of Contents

(continued)

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CONSULTING AND MANAGEMENT AGREEMENT

This CONSULTING AND MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into on July 14, 2026 (the “Effective Date”), by and between Sunset Operations at Broken Arrow, LLC, an Oklahoma limited liability company (“Client”) and Legends Global Theater Management, LLC, a Delaware limited liability company (“Legends”).

BACKGROUND

A. Client is developing an approximately 12,500-capacity outdoor amphitheater located in Broken Arrow, Oklahoma, known as the Sunset Amphitheater (the “Venue”). The Venue is fully capitalized and under construction.

B. Legends is engaged, among other things, in the business of providing management services, including operations and marketing services, for public assembly facilities.

C. Client hereby desires to engage Legends, and Legends hereby desires to accept such engagement, to provide pre-opening advisory services, and, once completed, management services for the Venue, on the terms and conditions set forth herein.

D. Client intends to work in mutual accord with Legends in order to ensure provision of high-quality advisory and management services, thereby enhancing the use and enjoyment of the Venue.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

For purposes of this Agreement, the following terms have the meanings referred to in this Section 1:

“AAA” – as defined in Paragraph B of Exhibit B hereof.

“ADA” – the Americans with Disabilities Act, 42 U.S.C. Sections 12101-12213 as amended by the Civil Rights Act of 1991 (42 U.S.C. Section 1981(a)), as it now exists and as it may be amended in the future by statute or judicial interpretation.

“Adjusted Gross Income” or “AGI” - shall mean, with respect to any Fiscal Year, all Operating Revenues (including, without limitation, premium seating revenues, sponsorship revenues, event rent, food and beverage revenues, and all other revenues derived from the operation, management, or promotion of the Venue), less (i) Event Expenses; (ii) any rebates or payments made to promoters pursuant to rental or booking agreements for the Venue; and (iii) net of sales tax and other applicable taxes (outside of taxes paid on ordinary income) provided, however, that for purposes of calculating the Base Management Fee, AGI shall exclude (a) revenues from naming rights and sponsorship agreements for the Venue and (b) ticket sales revenues attributable to the Fire Pit Suites premium seating area.

“Advisory Services” – the Pre-Opening Advisory Services.

“Affiliate” – a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. For purposes of this definition, “control” means ownership of equity securities or other ownership interests which represent more than fifty percent (50%) of the voting power in the controlled Person.

“Agreement” – as defined in the first paragraph of this Agreement.

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“Annual Plan” – as defined in Section 6.4 hereof.

“Annual Report” – as defined in Section 6.2 hereof.

“Approved Budget” – any budget submitted by Legends, as approved by Client pursuant to Section 5 hereof.

“Base Management Fee” – as defined in Section 4.4 hereof.

“Capital Equipment” – any and all furniture, fixtures, machinery or equipment, either additional or replacement, having a per item initial dollar cost of Five Thousand Dollars ($5,000.00) or more or an expected useful life of more than one (1) year.

“Capital Improvements” – any and all building additions, alterations, renovations, repairs or improvements that have a per item initial dollar cost of not less than Five Thousand Dollars ($5,000.00) or more.

“Cash Flow Shortfall” – as defined in Section 5.1 hereof.

“Casualty” – as defined in Section 13.6(d) hereof.

“CERCLA” – the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act.

“Client” – as defined in this first paragraph of this Agreement.

“Client Representative”– an authorized representative of Client appointed by the Board of Directors (or managing member) of the Client from time to time, or such individual person as may from time to time be authorized in writing by such representative to act for him/her with respect to any or all matters pertaining to this Agreement.

“Confidential Information” – as defined in Section 2.11(a)(iii) hereof.

“CPI” – as defined in Section 4.4 hereof.

“Development Agreement” – that certain Economic Development Agreement by and Amount Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority and City of Broken Arrow, Oklahoma dated December 3, 2023, as amended.

“Disclosing Party” – as defined in Section 2.11(a)(iii) hereof.

“Effective Date” – as defined in the first paragraph of this Agreement.

“Equitable Litigation” – as defined in paragraph G of Exhibit B hereof.

“Event Expenses” – any and all expenses incurred or payments made by Legends in connection with the occurrence of events at the Venue, including but not limited to costs for event staffing including ushers, ticket takers, security and other event staff, and costs relating to setup and cleanup.

“Exclusive Negotiation Period” – as defined in Section 3.2 hereof.

“F&B Commissions” – as defined in Section 4.4(b) hereof.

“F&B Operating Expenses” – the costs and expenses allocable to the provision of Food and Beverage Services at the Venue, as set forth in the applicable Approved Budget (or, prior to the approval of the initial Approved Budget, the applicable Proposed Budget), as such budget may be modified from time to time in accordance with Section 5. To the extent that the Food and Beverage Services are provided by a third-party provider, F&B Operating Expenses shall be limited to the amounts budgeted for such services in the applicable Approved Budget.

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“F&B Operating Revenues” – any and all revenues of every kind or nature derived from owning, operating, managing, overseeing, or promoting the Food and Beverage Services, including but not limited to food service revenues, beverage service revenues, and concession revenues but net of sales tax and other applicable taxes.

“Fiscal Year” – each one (1) year period during the Term, beginning on January 1 and ending on December 31.

“Food and Beverage Services” – all catering and concession services, including the sale of beverages including alcoholic beverages, whether provided directly by Legends or through one or more third-party providers retained or approved to provide such services at the Venue..

“Force Majeure” – as defined in Section 13.6(a) hereof.

“Gross F&B Commission” – as defined in Section 4.7(a) hereof.

“Incentive Fee” – as defined in Section 4.3 hereof.

“Included F&B Revenue” – as defined in Section 4.4(a) hereof.

“Laws” – all federal, state, local and municipal regulations, ordinances, statutes, rules, laws and constitutional provisions.

“Legends” – as defined in the first paragraph of this Agreement.

“Losses” – any and all losses, liabilities, claims, damages and expenses (including reasonable attorneys’ fees).

“Management Term” – the period beginning on the Opening Date and continuing for the remainder of the Term.

“Negotiation Notice” – as defined in Section 3.2 hereof.

“Net F&B Commission” – as defined in Section 4.7(b) hereof.

“Net Operating Loss/Profit” – with respect to a Fiscal Year, in the case of Net Operating Loss, the excess, if any, of Operating Expenses for such Fiscal Year over Operating Revenues for such Fiscal Year, and in the case of Net Operating Profit, the excess, if any, of Operating Revenues for such Fiscal Year over Operating Expenses for such Fiscal Year.

“Opening Date” – the date on which all Venue are open to the general public (or such other date as may be mutually agreed upon by the parties).

“Operating Account” – as defined in Section 5.6 hereof.

“Operating Expenses” – expenses paid or incurred by Legends (or on Legends’ behalf) to perform its obligations under this Agreement, including, but not limited to: (i) all expenses incurred by Legends in the operation of the Venue at any time during the Term; (ii) all Venue personnel costs incurred by Legends or any of its Affiliates; (iii) all costs of Legends corporate personnel to the extent directly engaged in activities for the benefit of the Venue (as reflected in the applicable Approved Budget); (iv) the reasonable and equitable per diem charge for personnel of Legends or any of its Affiliates assigned to special projects for the Venue (in each case in accordance with the Approved Budget); (v) all costs incurred by Legends or any of its Affiliates in performing its services under this Agreement, including air and ground transportation, meals, beverages (excluding alcoholic beverages), lodging, taxis, reasonable gratuities, document reproduction, printing, promotional materials, stationery, postage, long distance telephone calls and facsimiles; (vi) payments made or incurred by Legends or any of its Affiliates, or their respective employees to any third party for goods and services in the ordinary course of business in the operation of the Venue; (vii) insurance premiums and insurance broker fees, insurance retentions/deductibles, insurance adjusting fees and related expenses, and the costs of procuring, administering and maintaining the insurance referred to in Section 8.2; (viii) the cost of compliance with laws and regulations, and pass through legal and accounting expenses (including, without limitation, audits) and attorneys’ fees and costs (including insurance retentions/deductibles) and (ix) all taxes imposed by any governmental authority against any reimbursements payable to Legends under this Agreement for expenses incurred for Client’s account, including the other Operating Expenses listed in this definition. The Base Management Fee and all other fees or distributions payable to Legends pursuant to this Agreement (including in Section 4) shall be included in Operating Expenses, including for purposes of any projected budget or Approved Budget.

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Notwithstanding anything herein to the contrary, Operating Expenses shall exclude the following, which Client shall be solely responsible for: (A) property taxes, property insurance, or similar charges levied on the Venue; (B) the cost of any Capital Equipment and Capital Improvements; (C) any reserve for (x) the replacement of furniture, fixtures and equipment or (y) any future capital expenditures; (D) principal, interest or any other amounts payable by Client in connection with any financing secured by or in connection with the Venue; (E) depreciation and amortization expenses (determined in accordance with GAAP); (F) emergency repairs, as set forth in Section 5.10; (G) pre-existing obligations, including legal liabilities, pending or future liabilities related to the Venue that arose from claims occurring prior to the Effective Date; (H) costs and expenses incurred by Client for legal and accounting services in the ordinary course of business; (I) costs and expenses associated with any improvement, alteration, addition or change to the Venue; and (J) any other costs and expenses of Client that are not directly related to Legends’ operation of the Venue. Notwithstanding anything herein to the contrary, to the extent that any Affiliate of Legends provides certain corporate overhead-type services on behalf of Legends and its Affiliates that are directly related to Legends’ performance of its obligations under this Agreement (and not generally allocable across other clients and engagements of Legends), including without limitation services related to IT, finance, legal, payroll or human resources, or integration services in connection therewith, Legends shall be permitted to include within the definition of “Operating Expenses” an expense equal to the reasonable cost of such expenses incurred by Legends or its Affiliates in their respective reasonable discretion. Except to the extent contrary to the express terms of such definition, Operating Expenses shall be determined in accordance with GAAP.

“Operating Revenues” – any and all revenues of every kind or nature derived from owning, operating, managing, or booking the Venue, including, but not limited to: (i) license, lease and concession fees and rentals, (ii) revenues from merchandise sales and advertising, (iii) revenues from equipment rentals, (iv) utility revenues, (v) box office revenues, ticket surcharges (if any), and ticket service fees, (vi) parking revenues, (vii) subject to Section 4.4(a), food service and concession revenues, (viii) commissions or other revenues from decoration and set-up, security and other subcontractors (however, if such revenues are collected in the first instance by and retained by such subcontractors, the amount of such revenues owed by such contractors to the Venue shall be included as Operating Revenues), (ix) miscellaneous operating revenues, (x) revenues generated from separate agreements with Affiliates of Legends pertaining to the Venue, (xi) interest revenues, and (xii) all fees and distributions payable to Client pursuant to this Agreement (including in Section 4), all as determined in accordance with GAAP and recognized on a full accrual basis. For the sake of clarity, the parties acknowledge that revenues from the sale of tickets for pending events at the Venue are not Operating Revenues. To the extent that Legends collects such ticket sale revenue, such ticket sale revenue shall be the source of funds from which Legends collects the rental charges and other event reimbursements due by the promoter and/or performer for use of the Venue, which charges and reimbursements are Operating Revenues hereunder.

“Person” – any individual, general partnership, limited partnership, limited liability partnership, partnership, corporation, joint venture, trust, business trust, limited liability company, cooperative, or association, and the successors and assigns of any of the foregoing and, unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter, and vice versa.

“Pre-Existing Agreements” – those agreements listed on Exhibit C attached hereto.

“Pre-Opening Advisory Fee” – as defined in Section 4.2 hereof.

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“Pre-Opening Advisory Services” – as defined in Section 2.8(a) hereof.

“Pre-Opening Budget” – as defined in Section 2.8(b)(i) hereof.

“Pre-Opening Fund” – as defined in Section 2.8(b)(ii) hereof.

“Pre-Opening Period” – for purposes of this Agreement, the period commencing on the Effective Date and ending on the date that is immediately prior to the Opening Date.

“Project” – shall mean: that amphitheater development known as Sunset Amphitheater at Broken Arrow.

“Proposed Budget” – as defined in Section 5.3(a) hereof.

“Receiving Party” – as defined in Section 2.9(a)(iii) hereof.

“Scheduled Opening Date” – the date upon which the Opening Date is scheduled to occur on the date designated by Client, which date may be adjusted prior to the Opening Date from time to time as mutually agreed upon by the parties.

“Senior Party” – as defined in Section 13.14(a) hereof.

“Special Assessment” – means the additional one percent special assessment on all taxable sales directedly associated with the Venue as further described in the Development Agreement.

“Term” – as defined in Section 3.1 hereof.

“Ticket Sales Account” – as defined in Section 5.7 hereof.

“Venue” – as defined in Paragraph A of the Background section of this Agreement.

2. Engagement of Legends; Scope of Services.

2.1 Engagement.

(a) General Scope. Client hereby engages Legends to (i) provide the Pre-Opening Advisory Services during the Pre-Opening Period, and (ii) operate and manage the Venue during the Management Term, upon the terms and conditions hereinafter set forth, and Legends hereby accepts such engagement.

(b) Manager of the Venue. Subject to the terms of this Agreement, Legends shall be, as agent for Client, the sole and exclusive manager of Client to manage and operate the Venue during the Term. In such capacity, Legends shall, subject to any terms and conditions related to the operation of the Venue set forth in the Development Agreement, have exclusive authority over the day-to-day operation of the Venue and all activities therein. Client will appoint a Client Representative that will manage the relationship with Legends. Client and Legends will mutually agree to an organizational chart that will apply to the Venue, which may be amended from time to time with the mutual agreement of Client and Legends.

(c) Approval of Client. To the extent that the approval of Client is required under the terms of this Agreement, the approval of the Client Representative shall constitute the approval of Client, except to the extent the approval of another party is expressly required by the terms of this Agreement.

2.2 Scope of Services – Generally.

Legends shall perform and furnish such management services and systems as are appropriate or necessary to operate, manage and promote the Venue in a manner consistent with Legends’s policies and procedures and the operations of other similar facilities. However, Legends will at all times maintain a first-class standard of care, skill and diligence in performing its obligations under this Agreement, warranting that Legends’ obligations under this Agreement will be performed to the standard of experienced and skilled professionals in Legends’ field.

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2.3 Specific Services.

Without limiting the generality of the foregoing, Legends shall have, without (except as otherwise expressly noted below) any prior approval by Client, the sole right and authority to:

(a) employ, supervise and direct employees and personnel consistent with the provisions of this Agreement; provided that Client acknowledges and agrees that any obligation of Legends under this Agreement may be performed by one or more affiliated entities of Legends (e.g., Anthony James Partners, Honeycomb Strategies, etc.), and in such event all fees of such affiliated entities shall be Operating Expenses or otherwise reimbursable to such entities or, if paid directly by Legends, to Legends, as applicable;

(b) negotiate, execute in Legends’s name as agent for Client, deliver and administer any and all licenses, occupancy agreements, rental agreements, booking commitments, advertising agreements, concession agreements, supplier agreements, service contracts (including, without limitation, contracts for cleaning, decorating and set-up, snow removal, general maintenance and maintenance and inspection of HVAC systems, elevators, stage equipment, fire control panel and other safety equipment, staffing and personnel needs, including guards and ushers, and other services which are necessary or appropriate) and all other contracts and agreements in connection with the management, promotion and operation of the Venue, provided that if any such license, agreement, commitment or contract other than those involving the license, lease or rental of the Venue in the ordinary course has a term that extends beyond the Term, such license, agreement, commitment or contract shall be approved and executed by Client. In connection with any licenses, agreements, commitments or contracts for the Venue, Legends will endeavor to include in such documents the right of Legends to assign all of its rights and obligations under such licenses, agreements, commitments and contracts to Client (or to any successor management company retained by Client) upon the expiration or termination of this Agreement, and upon the expiration or termination of this Agreement, such assignment and assumption shall automatically occur as provided in Section 12.3 hereof;

(c) maintain the Venue in the condition received, reasonable wear and tear excepted; provided that Client shall be responsible for undertaking all Capital Improvements and Capital Equipment purchases as provided in Section 5.8;

(d) rent, lease or purchase all equipment and maintenance supplies necessary or appropriate for the operation and maintenance of the Venue, provided that Client shall be responsible for undertaking all Capital Improvements and Capital Equipment purchases pursuant to Section 5.8;

(e) establish and adjust prices, rates and rate schedules for the aforesaid licenses, agreements and contracts and any other commitments relating to the Venue to be negotiated by Legends in the course of its management, operation and promotion of the Venue;

(f) pay, when due, on behalf of Client, all Operating Expenses from the Operating Accounts and Ticket Sales Account established pursuant to Sections 5.6 and 5.7 of this Agreement, respectively;

(g) after consultation with the Client Representative or any other designee of Client, institute as agent for Client and at the reasonable expense of Client, with counsel mutually selected by parties’, such legal actions or proceedings as Legends shall deem necessary or appropriate in connection with the management, operation or promotion of the Venue, including, without limitation, to collect charges, rents or other revenues due to Client or to cancel, terminate or sue for damages under, any license, use, advertisement or concession agreement for the breach thereof or default thereunder by any licensee, user, or advertiser at the Venue;

(h) maintain a master set of all booking records and schedules for the Venue;

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(i) secure provision of day-to-day administrative services in support of its management activities pursuant to the Approved Budget and Annual Plan described herein, including, but not limited to, the acquisition of services, equipment, supplies and facilities; internal budgeting and accounting; maintenance and property management; personnel management; record-keeping; collections and billing; and similar services;

(j) engage in such advertising, solicitation, and promotional activities as Legends deems necessary or appropriate to develop the potential of the Venue and the cultivation of broad community support (including without limitation selling advertising inventory or securing product rights for the Venue). In connection with its activities under this Agreement, including without limitation any advertising relating to the Venue, Legends shall be permitted to use the term “Sunset Amphitheater” and such other terms requested by Legends, and logos for such terms, in its advertising, subject to the prior approval of Client; and.

(k) cause the Venue to at all times be operated in accordance with any requirements or conditions set forth in the Development Agreement, including complying with the public safety requirements and covenants set forth in Section 5.6(A) thru Section 5.6(I) thereof.

(l) oversee, coordinate, and monitor the performance of any third-party providers, (who are in each case have been pre-approved by the Client, not to be unreasonably withheld or delayed), of Food and Beverage Services at the Venue, including quality assurance, compliance with applicable standards, and reporting in connection therewith.

2.4 Programming.

(a) General. Except as otherwise set forth below, the booking strategy for the Venue shall be mutually agreed upon by the parties.

(b) Network Booking; No Conflict; Antitrust Compliance. Client acknowledges that Legends and its Affiliates presently manage, operate, promote, advise, and/or otherwise provide services to other venues and facilities, and that Legends may from time to time employ multi-venue booking, routing, and promotional strategies in connection with such venues and the Venue. Client agrees that Legends’ engagement in such multi-venue strategies-such as, by way of example, coordinated routing, bundled or sequenced offers, multi-venue holds, or reasonable radius clauses tailored to a specific event-may be employed where commercially reasonable and, when so employed, may accrue to the benefit of the Venue through enhanced booking opportunities and market positioning, and the same shall not, in and of itself, constitute a conflict of interest, breach of duty, self-dealing, or other violation of this Agreement. Legends will act in good faith and consistent with the mutually agreed booking strategy described in Section 2.4 in exercising its programming discretion and will consult with the Client Representative regarding material booking decisions, it being understood that: (i) programming remains subject to market conditions and artist/promoter preferences; and (ii) Legends does not guarantee the number or identity of events or performers. For the avoidance of doubt, nothing in this Section 2.4(b) limits Legends’s right to transact with Affiliates on commercially reasonable terms as provided in Section 10.2, nor does it modify the confidentiality obligations in Section 2.9.

(c) Antitrust Compliance. Notwithstanding anything to the contrary herein, in implementing any multi-venue strategy, Legends will: (i) make independent decisions regarding pricing, terms, and negotiations for the Venue; (ii) not enter into any agreement with any competitor venue to fix prices, allocate customers or territories, or otherwise engage in conduct prohibited under applicable antitrust or competition Laws; and (iii) maintain appropriate safeguards consistent with Section 2.9 to avoid sharing Client’s competitively sensitive, nonpublic information except as permitted therein. Nothing in this Section 2.4 shall be construed to require or permit any action that would violate applicable antitrust or competition Laws; if any proposed action under this Section 2.4 would violate such Laws, the parties shall confer in good faith to pursue an alternative, lawful approach consistent with the mutually agreed programming objectives in Section 2.4.

(d) Legends Participation and Coordination. The parties acknowledge that Legends and its Affiliates and related entities and personnel (including, without limitation, Legends’ regional teams and corporate personnel) are actively involved in developing and maintaining industry relationships and may participate in booking-related activities, including initial outreach, pitch development, holds, and scheduling coordination for events at the Venue. Legends will collaborate in good faith and coordinate with the Client on such activities, consistent with the mutually agreed booking strategy and Legends’ day-to-day operating authority, while Legends continues to maintain a master set of booking records and schedules. For clarity, (i) this Section is intended to be broad and non-prescriptive and does not require either party to alter internal processes, (ii) Legends’ programming discretion remains subject to Section 2.4 and is not a guarantee of events or performers, and (iii) nothing herein permits conduct inconsistent with Section 2.4(b)–(c) (including antitrust compliance) or Section 2.9 (Confidentiality/Nondisclosure).

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2.5 Right of Entry Reserved.

Representatives of Client designated from time to time by the Client Representative shall have the right, upon reasonable advance notice to Legends and at appropriate times, to enter all portions of the Venue to inspect same, to observe the performance of Legends of its obligations under this Agreement, to install, remove, adjust, repair, replace or otherwise handle any equipment, utility lines, or other matters in, on, or about the premises, or to do any act or thing which Client may be obligated or have the right to do under this Agreement or otherwise. Client shall not interfere with the activities of Legends hereunder, and Client’s actions shall be conducted such that disruption of Legends’s work shall be kept to a minimum.

2.6 Client Responsibilities.

The parties acknowledge and agree that, except as expressly provided in this Agreement, Client, together with any current and future partners, will generally take the lead on, and will be solely responsible for, all aspects of the planning, entitlement, development, design and construction of the Venue (including all costs, liabilities, and risks related to the Venue), except that Client will provide to Legends meaningful consultation rights, collaborate in good faith with Legends, and meaningfully take into consideration all input provided by Legends, regarding the planning, entitlement, development, construction, and operation of the Venue. The Venue shall be designed and constructed substantially in accordance with the permit set of drawings approved by Client and attached hereto as Exhibit D (the “Permit Drawings”), which shall include, without limitation, a parking plan for the Venue. In addition, Client will be solely responsible for identifying, securing, and paying all required capital for the development, construction, pre-opening, and operation of the Venue (including all working capital), which may include equity investment from one or more equity investors, debt financing from one or more lenders, and/or public financing. Neither Legends nor any of its Affiliates or principals will be required to provide any guaranty or indemnification (including any non-recourse carveout guaranty, payment guaranty, carry guaranty, completion guaranty, lease guaranty, general indemnity, or environmental indemnity) that may be requested or required by any lender or other person as a condition to closing any financing or otherwise.

2.7 Pre-Opening Period.

(a) Pre-Opening Advisory Services. During the Pre-Opening Period, Legends shall provide the pre-opening operational, design, and management services described in Exhibit B hereto (collectively, the “Pre-Opening Advisory Services”). As compensation to Legends for its provision of the Pre-Opening Advisory Services during the Pre-Opening Period, Client shall (i) pay Legends the Pre-Opening Advisory Fee described in Section 4.2, and (ii) fund all actual costs and expenses incurred to perform the Pre-Opening Advisory Services as described in Section 2.8(b) below.

(b) Pre-Opening Budget.

(i) As soon as reasonably practicable after the Effective Date, Legends will submit to Client, for Client’s approval, a budget with respect to the pre-opening costs and expenses anticipated to be incurred in connection with the Venue during the Pre-Opening Period, which will include the Pre-Opening Advisory Fee, the costs and expenses anticipated to be incurred by Legends in connection with its provision of the Pre-Opening Advisory Services (including all staffing and personnel costs) including an anticipated time line (or Gantt chart) that includes anticipated milestones and anticipated timing for when expenses will be incurred and due, and all other third-party costs and expenses anticipated to be incurred with respect to the Venue during the Pre-Opening Period (the “Pre-Opening Budget”). Client shall review such proposed Pre-Opening Budget and shall submit any comments to Legends as promptly as possible so that the Pre-Opening Budget can be finalized, approved, and funded by Client as soon as practical. Legends shall be entitled from time to time to revise and update such Pre-Opening Budget to reflect changed circumstances, provided that any revised Pre-Opening Budget shall require the approval of Client. During the Pre-Opening Period, Legends’s aggregate expenditures with respect to the Venue (when taken as a whole and not on a per line-item basis) shall not exceed the aggregate amounts allocated thereto in the Pre-Opening Budget without the consent of Client. In the event that at any time during the Pre-Opening Period, Legends reasonably believes that its expenditures to date would indicate that (x) such expenditures likely to exceed budgeted amounts or (y) there are insufficient funds to perform the Pre-Opening Advisory Services, Legends shall promptly give notice thereof to Client and the parties will confer and mutually agree on any necessary adjustments or alterations to the Pre-Opening Advisory Services activities during the Pre-Opening Period, or the Pre-Opening Budget.

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(ii) In order to provide funding for the expenses set forth in the Pre-Opening Budget, Client shall, within ten (10) days prior to the date of the commencement of the Pre-Opening Period, (x) reimburse Legends for all costs and expenses to be incurred by Legends as set forth in the Pre-Opening Budget as approved by Client that have been advanced by Legends prior to the date of the commencement of the Pre-Opening Period, and (y) advance to Legends for deposit in, and withdrawal upon incurrence of such costs and expenses, an interest-bearing operating bank account in the name of Legends in such employees of Legends as Legends shall determine (the “Pre-Opening Fund”), an amount equal to or greater than the aggregate of the projected costs and expenses payable by Client to Legends (including the Pre-Opening Advisory Fee and the costs and expenses anticipated to be incurred by Legends in connection with its provision of the Pre-Opening Advisory Services (including all staffing and personnel costs)) as set forth in anticipated timelines included in the Pre-Opening Budget.

(iii) By no later than the first day of each successive month during the Pre-Opening Period, Client shall advance to Legends such amount as is necessary to replenish the Pre-Opening Fund to a minimum amount equal to the aggregate of projected costs and expenses payable by Client to Legends (including the Pre-Opening Advisory Fee and the costs and expenses anticipated to be incurred by Legends in connection with its provision of the Pre-Opening Advisory Services (including all staffing and personnel costs)) as set forth in the Pre-Opening Budget.

(iv) If, at the end of the Pre-Opening Period, there is a balance in the Pre-Opening Fund in an amount in excess of the then-accrued expenses payable by Client to Legends set forth in the Pre-Opening Budget, Legends shall disburse such excess to the Operating Accounts. Legends shall monitor the balance of the Pre-Opening Fund and, if at any time during the Pre-Opening Period, amounts on deposit in the Pre-Opening Fund are or are expected to be insufficient for the payment of (x) pre-opening expenses set forth in the Pre-Opening Budget then-due or budgeted to become due during such month or (y) emergency expenditures to which the Client Representative has consented, Legends shall promptly notify Client in writing of such insufficiency (including supporting documentation or data), and Client shall promptly, but in no event later than the Fifth (5th) business day following the giving of such notice, deposit into the Pre-Opening Fund an amount sufficient to cure such insufficiency. For the avoidance of doubt, Legends shall have no obligation to advance any funds from its own resources to cover any insufficiency in the Pre-Opening Fund.

(v) If Client elects to: (A) advance the Opening Date to occur earlier than the then-current Scheduled Opening Date or (B) commence Venue operations for a partial initial season or other period that is shorter than a full Fiscal Year (each, an “Accelerated Opening or Stub Season”), Client acknowledges that the Pre-Opening Advisory Services and related pre-opening activities, including staffing, training, marketing, procurement, and other pre-opening tasks necessary to ensure safe and effective operations, must still be undertaken and funded in full notwithstanding the length of the initial operating period. Accordingly, Client shall continue to approve and fund the Pre-Opening Budget and maintain the Pre-Opening Fund as provided in this Section 2.7(b), and shall timely replenish the Pre-Opening Fund to meet such obligations. For the avoidance of doubt, Client further acknowledges that an Accelerated Opening or Stub Season may reasonably be expected to result in operating losses during the initial operating period, and Client shall fund such losses in accordance with Section 5 (including Section 5.1 regarding Operating Funds and Cash Flow Shortfalls), without reduction to or setoff against any amounts otherwise payable to Legends hereunder.

2.8 Provision of Advisory Services.

(a) In rendering the Advisory Services prior to the Opening Date, Legends will work with representatives, consultants and agents of Client as set forth in Exhibits “A” hereto (including, without limitation, the architectural and engineering firm selected by Client for the design and construction of the Venue). Legends will make appropriate Legends personnel available to such firm on a reasonable basis from time to time to consult with and provide periodic reports regarding the performance of the Advisory Services.

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(b) In rendering the Advisory Services, Legends expects to utilize its existing personnel; it is acknowledged that (unless Legends determines otherwise) no Legends personnel will be located full-time at the Project site; Legends personnel will from time to time visit the site and participate in meetings with public officials, finance partners, other agents, representatives and consultants of Client as necessary or appropriate in connection with the performance of the Advisory Services.

(c) Client acknowledges that Legends is not an architect, an engineer, or a legal advisor, and the Advisory Services provided under this Agreement with respect to the Venue are based on its operational knowledge and should not be construed as a representation of architectural or engineering practices or a legal representation or interpretation of any Law, including, but not limited to, the ADA. Neither Client nor any of its agents, consultants or representatives may rely upon Legends as having architectural, engineering, or legal expertise. Accordingly, notwithstanding anything to the contrary contained herein, Legends shall have no liability to Client whatsoever, including with respect to architectural, engineering, or legal matters, relating to the provision of the Advisory Services.

(d) Legends personnel assigned by Legends to perform the Advisory Services shall be available as required in order to perform the Advisory Services.

(e) Legends will have the right to enter into agreements with respect to the performance of its obligations under this Agreement as agent for, and on behalf of, Client.

2.9 Confidentiality/Nondisclosure.

(a) Confidentiality/Nondisclosure. In connection with this Agreement, the Receiving Party (as defined below) acknowledges that the Disclosing Party (as defined below) may provide to the Receiving Party and its employees, agents and subcontractors (including, without limitation, the architectural and engineering firm retained for the Venue) with Confidential Information (as defined below). In addition, in connection with this Agreement, the Disclosing Party may provide to the Receiving Party and its employees, agents and subcontractors with materials that are protected by copyright of the Disclosing Party.

(i) The Receiving Party shall keep secret and confidential any and all Confidential Information already disclosed and/or to be disclosed to it by the Disclosing Party or otherwise obtained by the Receiving Party in connection with this Agreement, and the Receiving Party shall not divulge any such Confidential Information, in whole or in part, to any Person except as is expressly permitted below in this Section 2.9.

(ii) The Receiving Party shall not use any such Confidential Information, except for the express purpose of utilizing it in connection with the performance of the Advisory Services or the management of the Venue. The Receiving Party shall not directly or indirectly disclose or discuss any such Confidential Information with any Person, other than employees, agents and subcontractors of the Receiving Party who are directly concerned with the performance of the Advisory Services or the management of the Venue, provided, however, that in the event of any such disclosure to its employees, agents and subcontractors, the Receiving Party: (a) shall first inform the Disclosing Party of its desire to make such disclosure, (b) if requested by the Disclosing Party, shall require such employees, agents or subcontractors to execute and deliver to the Disclosing Party in advance an agreement acknowledging a receipt of a copy of the provisions of this Section 2.9 and agreeing to be bound by such provisions to the same extent as the Receiving Party, and (c) in any event, shall advise in writing all such Persons of the existence of the provisions of this Section 2.9 and of their responsibility to comply with such provisions.

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(iii) In addition to the disclosure permitted above, the Receiving Party may disclose Confidential Information which: (a) was publicly known or generally available to the public at the time of disclosure by the Disclosing Party; (b) becomes publicly known or generally available to the public after disclosure through no breach of this Agreement or other wrongful act or omission of the Receiving Party or its Representatives; (c) was lawfully known to the Receiving Party on a non-confidential basis prior to disclosure by the Disclosing Party; (d) is lawfully obtained by the Receiving Party from a third party who is not, to the Receiving Party’s knowledge, under any obligation of confidentiality or restriction on disclosure with respect to such information; (e) is independently developed by the Receiving Party without use of, reference to, or reliance upon the Disclosing Party’s Confidential Information; (f) is approved in writing by the Disclosing Party for release or disclosure; or (g) to the extent required by applicable law, regulation, court order, subpoena, governmental inquiry, or stock exchange requirement; provided, however, that, to the extent legally permissible, the Receiving Party shall give the Disclosing Party prompt written notice of such requirement and reasonably cooperate, at the Disclosing Party’s expense, in seeking a protective order or other appropriate remedy. If such protective order or remedy is not obtained, the Receiving Party may disclose only that portion of the Confidential Information that it is legally required to disclose.

(iv) “Confidential Information” means any and all information disclosed (orally, in writing, by inspection or otherwise) to one party (the “Receiving Party”) by the other party (the “Disclosing Party”) pursuant to this Agreement, any information developed by the Receiving Party and based upon the information disclosed to the Receiving Party pursuant to this Agreement, or any other information obtained by the Receiving Party in connection with this Agreement. Such information includes, but is not limited to, plans, proposals, budgets, and lists of furniture, fixtures and equipment. The restrictions upon confidentiality and use of Confidential Information set forth in this Section 2.9 do not apply to information which the Receiving Party can demonstrate was publicly available or lawfully in its possession at the time of its disclosure to the Receiving Party by the Disclosing Party; however, Confidential Information shall not be deemed in the Receiving Party’s possession or publicly known simply because it is embraced by more general information in the Receiving Party’s possession.

(v) With respect to any information or material which is protected by copyright of the Disclosing Party, no part of such materials may be reproduced, stored in a database and retrieval system or transmitted in any form or by any means, including graphic, electronic, photocopying, recording, mechanical or otherwise, without the prior written permission of the Disclosing Party.

(b) Specific Performance. Client and Legends each agrees that the provisions of this Section 2.9 are reasonable and necessary to protect the interests of the Disclosing Party and that the Disclosing Party’s remedies at law for a breach of any of the provisions of this Section 2.9 will be inadequate and that, in connection with any such breach, the Disclosing Party will be entitled, in addition to any other remedies (whether at law or in equity), to temporary and permanent injunctive relief without the necessity of proving actual damage or immediate or irreparable harm, or of the posting of a bond. Notwithstanding the foregoing, if a court of competent jurisdiction shall determine any of the provisions of this Section 2.9 to be unreasonable, the Disclosing Party agrees to a reaffirmation of such provisions by such court to any limits which such court finds to be reasonable and the Receiving Party will not assert that such provision shall be eliminated in their entirety by such court.

(c) Use of Project Information by Legends. Notwithstanding Section 2.9(a) above, Legends will be permitted to disclose any information related to the financial or operational performance of the Venue (or the Project, as applicable) (i) to Legends’s lenders, potential lenders, investors, potential investors, purchasers, and potential purchasers, (ii) in connection with any public financing or capital raise by or on behalf of Legends or in which Legends participates, and (iii) in the ordinary course of business, including as a basis for comparison for other events venues (e.g., a “comp set”); provided however, that Legends shall instruct any persons to whom it provides Confidential Information under this Section 2.9(c) not to disclose such information and Legends shall be responsible for any breach of such persons of the confidentiality obligations under this Section 2.9.

2.10 Special Assessment. Legends will cause the Special Assessment to be accessed as required in the Development Agreement, and for funds that represent the Special Assessment to be segregated from other Operating Revenues and cooperate with Client to cause such amounts to be remitted to the City of Broken Arrow, Oklahoma. Legends will acquire and maintain any sales tax permit(s) required by the City of Broken Arrow or the State of Oklahoma as required by the Development Agreement. Amounts collected as the Special Assessment are excluded from the Operating Revenues (or Operating Expenses) and shall not be factored into the determination of the Management Fee.

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3. Term and Extension; New Contract.

3.1 Term.

This Agreement shall be effective and binding on the parties on the Effective Date. The term of this Agreement shall commence on the Effective Date and shall end on the day immediately prior to the [***] ([***]th) anniversary of the Opening Date, unless earlier terminated pursuant to the provisions of this Agreement (the “Term”). Legends will have the option, in its sole discretion, to extend the Term by [***] ([***]) additional [***] ([***]) year periods on the same terms and conditions set forth in this Agreement by providing written notice thereof to Client at least ninety (90) days prior to the end of the then-current Term.

3.2 Early Termination.

Legends will have the right to terminate this Agreement by providing written notice thereof to Client, which termination will be effective thirty (30) days after the delivery of such written notice, upon the occurrence of any of the following:

(a) Either (i) there is a cessation, suspension, or abandonment of the development and construction of the Venue for a period of thirty (30) or more consecutive days; (ii) Legends determines (after consultation with Client) that, due to then-current circumstances, there has been a change in the construction schedule which will delay the Opening of the Venue by six (6) or more months from the Scheduled Opening Date, or the Venue will be constructed or designed in a manner that is so different than that previously communicated to Legends that it will materially impair Legends’ operations at the Venue; or (iii) Legends determines (after consultation with Client) that the actual or projected costs to complete the development and construction of the Venue have increased, or that a shortfall or delay in construction or development financing or funding has arisen, in each case to an extent that would reasonably be expected to (A) materially delay the Opening of the Venue, (B) result in the Venue being completed in a manner that materially impairs Legends’ operations at the Venue, or (C) materially and adversely affect Client’s ability to fund its obligations under this Agreement, including the Pre-Opening Budget or the Operating Accounts; or

(b) upon a material breach of this Agreement by Client upon the terms and conditions in this Agreement.

3.3 New Contract.

Not later than one hundred and fifty days (150) prior to the end of the then-current Term, Legends may provide Client with written notice (the “Negotiation Notice”) of its intention to negotiate with Client for a new consulting and management agreement with respect to the Venue or an extension of this Agreement, in either case to commence on the day immediately following the end of the Term. If Legends timely delivers the Negotiation Notice to Client, then the parties will negotiate in good faith for a period of sixty (60) days from the date of such Negotiation Notice (the “Exclusive Negotiation Period”) with respect to such new consulting and management agreement or extension of this Agreement. During or prior to the Exclusive Negotiation Period, Client shall not, directly or indirectly (a) solicit, request, or encourage the submission of inquiries, proposals, or offers from any Person other than Legends regarding the provision of management services for the Venue or a similar transaction, verbal or written; or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing with any Person other than Legends. If Legends does not timely deliver the Negotiation Notice, or if the parties do not enter into a binding consulting and management agreement with respect to the Venue or extension of this Agreement by the end of the Exclusive Negotiation Period, then Client shall be free to commence negotiations and contract with any Person for the provision of management services for the Venue; provided that if the terms and conditions of any agreement that Client desires to enter into with such Person are less favorable in the aggregate to Client than the terms and conditions last proposed by Client to Legends, then Client shall be required to offer to Legends the same terms and conditions offered to such Person, which Legends shall accept or reject within ten (10) days of receipt thereof, before Client shall be permitted to enter into the agreement with such Person. In the event that Client enters into an agreement with any Person other than Legends, Legends shall provide reasonable transition services for a reasonable period of time of no more than Thirty (30) days (subject to reimbursement by the Client of all reasonable costs) to Client such that the services provided under this Agreement can be transitioned to a new operator without causing business interruption to the Venue. This Section 3.3 shall survive the expiration or earlier termination of this Agreement.

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4. Financial Terms.

4.1 Pre-Opening Advisory Fee. As compensation to Legends for its provision of the Pre-Opening Advisory Services during the Pre-Opening Period, Client shall pay Legends a fixed fee of [***] Dollars ($[***]) per month during the Pre-Opening Period (the “Pre-Opening Advisory Fee”). The foregoing Pre-Opening Advisory Fee shall be payable within Ten (10) days following the first day of each month during the Pre-Opening Period, and Legends shall be entitled to draw such amounts from the Pre-Opening Fund. [***] ($[***])

4.2 Base Management Fee.

As base compensation to Legends for providing the services herein specified during the Management Term, Client shall pay Legends during the Management Term an annual fee equal to the greater of (a) [***] Dollars ($[***]) or (b) [***] percent ([***]%) of Adjusted Gross Income (the “Base Management Fee”). The Base Management Fee shall be payable in equal monthly installments within Ten (10) days following the first day of each month during such Fiscal Year, and Legends shall be entitled to draw such amounts from the Operating Accounts.

4.3 Incentive Fee.

With respect to each Fiscal Year during the Management Term, Legends shall be entitled to a fee payable to Legends in addition to the Base Management Fee in an amount equal to [***] Dollars ($[***]) for the first Fiscal Year during the Management Term, which amount shall increase by [***] percent ([***]%) on the first day of each subsequent Fiscal Year (compounded annually). The Incentive Fee shall be payable within Thirty (30) days following the end of the applicable Fiscal Year, subject to Legends’ achievement of mutually agreed key performance indicators established by the parties in writing no later than Thirty (30) days prior to the commencement of each Fiscal Year (the “Incentive Fee”).

4.4 Food and Beverage Commissions.

(a) Gross F&B Commission. Upon the conclusion of each month of every Fiscal Year during the Management Term, Legends shall be entitled to receive a fee equal to [***] percent ([***]%) of the F&B Operating Revenues generated from Food and Beverage Services for events at the Venue during such month (the “Included F&B Revenue” and, the resulting amount the “Gross F&B Commission”). For the avoidance of doubt, the Gross F&B Commission shall be payable to Legends regardless of whether the Food and Beverage Services are provided directly by Legends or through a third-party provider.

(b) Net F&B Commission. Upon the conclusion of each month of every Fiscal Year during the Management Term, Legends shall be entitled to receive a fee equal to [***] percent ([***]%) of the resulting amount of the Included F&B Revenue, less the F&B Operating Expenses generated from Food and Beverage Services for events at the Venue during such month (the resulting amount, the “Net F&B Commission” and, together with the Gross F&B Commission, the “F&B Commissions”). For the avoidance of doubt, the F&B Commissions shall be payable to Legends regardless of whether the Food and Beverage Services are provided directly by Legends or through a third-party provider.

(c) Payment. The F&B Commissions as described in Sections 4.4(a) and 4.4(b) above shall be distributed to Legends within thirty (30) days after the end of each month during the Management Term, the amount of which shall be based on an invoice from Legends setting forth the Included F&B Revenue and the F&B Operating Expenses for such period, and the calculation of the F&B Commissions. Legends shall be entitled to draw any such F&B Commission from the Operating Accounts.

4.5 Effect of Sale or Transfer.

The obligation to pay the amounts described in Section 4.1 through Section 4.4 above will survive any sale or transfer of the Venue, or any portion of either of the foregoing, and any subsequent purchaser or owner will continue to be fully bound by such obligations.

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4.6 Operating Expenses; Operating Losses.

The amounts described in Section 4.1 through Section 4.4 above and any other amounts payable to Legends pursuant to this Agreement will be Operating Expenses of the Venue. Legends will not be liable for any operating losses of the Venue (except in the case that such losses are directly caused by a material breach by Legends of its obligations or representations and warranties under this Agreement, or its negligence in the performance of the services under this Agreement where such act directly leads to the loss), and no costs or expenses shall be deducted from the amounts payable to Legends under this Agreement.

4.7 No Performance Guarantee.

Client acknowledges that Legends has neither made nor is making any representations, warranties, or covenants of any nature whatsoever regarding: (a) the number of events to be scheduled to occur at the Venue during each Fiscal Year, (b) the identity of any performers who may participate in, or perform at, any such events, (c) the attendance at any such events, and (d) any other similar or related matters regarding the performance or operations of the Venue.

5. Funding; Budget; Bank Accounts.

5.1 Operating Funds.

Subject to Section 5.2, following the approval of the Approved Budget for a Fiscal Year as described in Section 5.3(b) below (including, without limitation, any Approved Budget applicable to the first Fiscal Year during the Management Term), Client shall advance to Legends for deposit within the Operating Account established pursuant to Section 5.6 an amount equal to the aggregate Operating Expenses (including the Base Management Fee, Incentive Fee, F&B Commissions, and all other fees or distributions payable to Legends pursuant to this Agreement) set forth, and in accordance with the timelines provided (which may include sufficient amounts to cover no less than four (4) months of Operating Expenses) in the Approved Budget. By no later than the first day of each successive month during the applicable Fiscal Year, Client shall advance to Legends for deposit in the Operating Account such amount as is necessary to replenish the Operating Account to a minimum amount equal to the aggregate projected Operating Expenses (including the Base Management Fee, Incentive Fee, and all other fees or distributions payable to Legends pursuant to this Agreement) as set forth in the Approved Budget. To the extent that amounts in the Operating Account are insufficient, or expected to be insufficient, to cover Operating Expenses (“Cash Flow Shortfall”) for any period, Client shall advance funds to Legends as follows: as soon as reasonably practicable, Legends will submit to Client an invoice for the projected Cash Flow Shortfall for the applicable period and Client will transfer such funds to Legends within five (5) days prior to the start of such period, and such funds shall be deposited by Legends in the Operating Accounts established pursuant to Section 5.6 and used to pay Operating Expenses.

5.2 Non-Funding.

(a) Any failure by Legends to perform its obligations under this Agreement shall not be a breach of or default under this Agreement if such breach or default results from Client’s failure to provide sufficient funds for the management, operation and promotion of the Venue.

(b) If Client provides funds at (or reduces available funds to) a level that, in Legends’ commercially reasonable judgment, renders the management of the Venue not commercially reasonable, Legends may, either (i) continue management of the Venue at a reduced level consistent with anticipated Operating Revenues and available funding, (ii) after consultation with Client, and providing Client a reasonable right to cure any deficiencies identified by Legends, or (iii) terminate this Agreement pursuant to Section 12.2.

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5.3 Annual Budget.

(a) As part of the Annual Plan described in Section 6.4, on or before the date that is ninety (90) days prior to the end of each Fiscal Year, Legends will prepare a proposed annual operating budget for the next Fiscal Year to meet the scope of services and objectives under this Agreement (the “Proposed Budget”). Such Proposed Budget shall contain appropriate line items for Operating Revenues and Operating Expenses, and the projected Net Operating Loss/Profit.

(b) The Proposed Budget shall be reviewed, and is subject to approval, by Client. On or before the date that is thirty (30) days prior to the end of each Fiscal Year, Client shall notify Legends of any changes to the Proposed Budget for the succeeding Fiscal Year proposed by Legends and with such changes, if any, as are made by Client on or before the date that is thirty (30) days prior to the end of such Fiscal Year, such Proposed Budget shall be the Approved Budget for the following Fiscal Year, provided that if the Proposed Budget is modified by Client in a manner which, in the parties mutually agree, could materially interfere, impede or impair the ability of Legends to manage, operate or promote the Venue, Legends shall have the right to terminate this Agreement pursuant to Section 12.2. In addition, if the Approved Budget departs from the Proposed Budget in any material respect, Legends shall not be deemed to have breached its obligations under this Agreement if the alleged breach arises from or is due to the departure of the Approved Budget from the Proposed Budget. If Legends has reasonable grounds to believe that the Approved Budget is likely to deviate negatively by ten percent (10%) or more, Legends shall flag such anticipated deviation in the next monthly report delivered pursuant to Section 6.5. Legends shall have no liability to Client for any such deviation from the Approved Budget, except to the extent such deviation results directly from Legends’ willful misconduct or gross negligence, and in no event shall Legends be liable for any deviation arising from a good faith estimating error, changed market conditions, or other circumstances not within Legends’ reasonable control.

(c) As soon as reasonably practicable prior to the first Fiscal Year during the Management Term, Legends shall submit to Client for Client’s approval the Proposed Budget for the first Fiscal Year during the Management Term; such Proposed Budget shall be treated in the same manner and create the same rights following submission as described in subparagraph (b).

5.4 Budget Modifications Initiated by Legends.

Legends may submit to the Client Representative at any time prior to the close of a Fiscal Year a supplemental or revised annual operating budget for such Fiscal Year. Upon the approval of Client of such supplemental or revised budget, the Approved Budget for such Fiscal Year shall be deemed amended to incorporate such supplemental or revised budget. The Approved Budget may only be amended as set forth in Section 5.5 below or in the two preceding sentences, except that Legends shall have the right to amend the Approved Budget as may be necessary or appropriate as the result of the scheduling by Legends of additional events or activities at the Venue (and the incurrence of additional Operating Expenses arising from the scheduling of such additional events or activities at the Venue) as long as prior to the scheduling of such events or activities, Legends had a good faith belief that any projected Net Operating Profit for the Fiscal Year as set forth in the Approved Budget would not be materially decreased, or any projected Net Operating Loss for the Fiscal Year as set forth in the Approved Budget would not be materially increased, as a result of such additional events or activities.

5.5 Budget Modifications Initiated by Client.

In the event that it appears reasonably likely that, in any Fiscal Year during the Management Term, the actual Net Operating Loss for such Fiscal Year will be materially larger than the Net Operating Loss projected in the Approved Budget for such Fiscal Year, or the Net Operating Profit for such Fiscal Year will be materially smaller than the Net Operating Profit projected in the Approved Budget for such Fiscal Year, then Client may request from Legends a plan for reduction of Operating Expenses to a level consistent with the budgeted Net Operating Loss/Profit amount. Legends shall promptly comply with any request from Client and the Approved Budget for such Fiscal Year shall be modified accordingly, provided that if the Approved Budget is modified in a manner which, in Legends’ judgment, and after good faith consultations with Client, could materially interfere, impede or impair the ability of Legends to manage, operate or promote the Venue, Legends shall have the right to terminate this Agreement pursuant to Section 12.2. In addition, Legends shall not be construed to have breached its obligations under this Agreement if the alleged breach arises from or is due to the modifications made to the Approved Budget pursuant to this Section 5.5.

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5.6 Receipts and Disbursements.

Legends shall establish and maintain in one or more banking institution depositories approved by Client one or more interest-bearing operating, payroll and other bank accounts for the promotion, operation and management of the Venue (or, as applicable, the Project), in the name of Legends, with signature authority in such employees of Legends as Legends shall determine (each, an “Operating Account”). Client shall prefund each Operating Account in accordance with the Approved Budget and Section 5.1. All revenues collected by Legends from the operation, management or promotion of the Venue (or, as applicable, the Project) shall be deposited into such Operating Accounts and Operating Expenses shall be paid by Legends as agent for Client from such Operating Accounts. Except as otherwise provided in this Agreement, all revenues collected by Legends arising from operation, management or promotion of the Venue (or, as applicable, the Project), including revenues from box office sales, facility or equipment rentals, utility rental agreements, food and beverage concessions, naming rights, sponsorship, or advertising transactions, or any other source, are the sole property of Client, maintained by Legends for the benefit of Client for application as provided herein. Any amounts remaining in such Operating Accounts upon termination of this Agreement for any reason, after payment of all outstanding Operating Expenses and any other amounts due to Legends, shall be promptly transferred by Legends to Client. If Client elects not to utilize an Operating Account established and maintained by Legends, incremental fees shall apply for bank account opening, management, and accounting for cash activity in connection therewith, in amounts to be mutually agreed upon by the parties.

5.7 Ticket Sales Revenues.

As agent for Client, Legends shall hold in a separate interest-bearing account in a banking institution depository in the locale in which the Venue is located any ticket sale revenues which it receives with respect to an event to be held at the Venue pending the completion of the event (the “Ticket Sales Account”). The Ticket Sales Account shall be established and maintained in a manner that permits Client to recognize, in accordance with GAAP, revenues from ticket sales upon funds being deposited into the account. Such monies are to be held for the protection of ticket purchasers, Client and Legends, and to provide a source of funds, as required for such payments to performers and promoters and for such payments of Operating Expenses in connection with the presentation of events as may be required to be paid contemporaneously with the event. Following the satisfactory completion of an event at the Venue, Legends shall make a deposit into the Operating Accounts of the amount in such Ticket Sales Account attributable to ticket sales for such event and shall pay from the Operating Accounts all Event Expenses attributable to such event and such other amounts that are due. Interest which accrues on amounts deposited in the Operating Accounts and the Ticket Sales Account shall be considered Operating Revenues.

5.8 Capital Improvements; Capital Equipment.

The obligation to pay for, and authority to perform, direct and supervise, Capital Improvements and Capital Equipment purchases shall remain with Client and will not be considered Operating Expenses. The Annual Plan submitted by Legends to Client pursuant to Section 6.4 shall include Legends’s recommendation for Capital Improvements and Capital Equipment purchases to be accomplished during the applicable Fiscal Year and shall be accompanied by an estimate of the cost of all such items and projects and a request that Client budget funds therefore. Client shall retain the discretion to determine whether and to what level to fund Capital Improvements and Capital Equipment purchases to the Venue, except to the extent any failure would violate the obligations of Client to maintain and repair the Venue as described in Section 9.2.

5.9 Limitation of Legends Liability.

Notwithstanding any provision herein to the contrary and except for Legends’s express indemnification obligations set forth in Section 8.1(a), Legends shall have no obligation to fund any cost, expense or liability with respect to the operation, management or promotion of the Venue (or, as applicable, the Project). Notwithstanding anything to the contrary set forth in this Agreement, Client recognizes and agrees that performance by Legends of its responsibilities under this Agreement is in all respects subject to and conditioned upon the timely provision of funds to Legends for such purposes as hereinafter provided.

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5.10 Funds for Emergency Repairs.

Legends shall have the right to act, with or without the consent of Client, in situations which Legends determines to be an emergency with respect to the safety, welfare and protection of the general public, including spending and committing funds held in the Operating Accounts of the Venue, even if such expenses are not budgeted; provided, however, Legends shall have no obligation under any circumstance to spend or commit funds other than funds then available in such Operating Accounts for any such purpose. As soon as reasonably practicable prior to, or following such action, Legends shall inform Client of the situation and the action(s) taken, and Client shall pay into such Operating Accounts the amount of funds, if any, spent or committed by Legends pursuant to this Section 5.10 in excess of budgeted amounts.

5.11 Pre-Existing Conditions and External Events.

Notwithstanding anything to the contrary in this Agreement, unless agreed to in writing in advance by Client and Legends, Legends shall have no responsibility whatsoever for the remediation, abatement, correction, cure or administration of any environmental, construction, personnel, real property or other problem, condition, or occurrence that exists or arises at the Venue during the Term that (a) relates to the operation or condition of the Venue, or activities undertaken at the Venue or on the underlying real property, prior to the Effective Date, (b) is caused by or arises from sources outside of the Venue or (c) is not caused by or does not arise from the actions or omissions of Legends. Client shall retain full managerial and financial responsibility and liability for and control over the remediation, abatement, correction, cure and administration of such problem, condition, or occurrence, and shall take such actions in a timely manner with as little disturbance or interruption of the use and enjoyment of the Venue as practicable. Notwithstanding the foregoing, if agreed to by Client and Legends, Legends shall take appropriate steps, at Client’s expense, with respect to any such problem, condition, or occurrence to (i) comply with, or cure or prevent the violation of, any applicable Laws and (ii) avoid or minimize any actual or potential injury to persons or damage to the Venue or other property.

6. Records; Annual Report; Audits; Annual Plan; Monthly Reports.

6.1 Records.

Legends shall keep full and accurate accounting records relating to its activities at the Venue in accordance with GAAP. Legends shall maintain a system of bookkeeping adequate for its operations hereunder. Legends shall give Client’s authorized representatives access to such books and records maintained at the Venue during reasonable business hours and upon reasonable advance notice. Legends shall keep and preserve for at least three (3) years following each Fiscal Year all sales slips, rental agreements, purchase orders, sales books, credit card invoices, bank books or duplicate deposit slips, and other evidence of Operating Revenues and Operating Expenses for each such Fiscal Year.

6.2 Annual Report. On or before the date that is Sixty (60) days following the last day of each Fiscal Year for which Legends is managing the Venue hereunder, Legends shall furnish to Client a balance sheet, a statement of profit or loss and a statement of cash flows for the Venue for the preceding Fiscal Year, prepared in accordance with GAAP and accompanied by an independent auditor’s report of a nationally recognized, independent certified public accountant (the “Annual Report”). The Annual Report shall contain an opinion expressed by the independent auditor of the accuracy of financial records kept by Legends and of amounts due to Client and Legends. The Annual Report shall also provide a certification of Operating Revenues and Operating Expenses for such Fiscal Year. The Annual Report shall be conducted by a reputable firm selected by Legends and approved by Client. Notwithstanding anything to the contrary herein, the costs of the Annual Report shall be Operating Expenses.

6.3 Audits.

Client shall have the right at any time, and from time to time, to cause nationally recognized independent auditors to audit all of the books of Legends relating to Operating Revenues and Operating Expenses, including, without limitation, cash register tapes, credit card invoices, duplicate deposit tapes, and invoices. No costs incurred by Client in conducting such audit shall be considered Operating Expenses. If any such audit demonstrates that the Operating Revenues or Operating Expenses reflected in an Annual Report are understated (in the case of Operating Expenses) or overstated (in the case of Operating Revenues), in either case by more than five percent (5%), Legends shall reimburse Client for the reasonable and actual costs incurred to perform such audit. If any such audit demonstrates that the Operating Revenues, Operating Expenses, or any other amounts as reflected in an Annual Report are understated or overstated by any amount, then Legends will perform a reconciliation of all amounts paid by and to each Party for such Fiscal Year in connection with this Agreement, and promptly thereafter the applicable Party will pay to or refund, as the case may be, to the other Party all amounts then due and payable to such Party based on the reconciliation (with all outstanding amounts being offset such that only one Party will make one balancing payment to the other Party). Client’s right to have such an audit made with respect to any Fiscal Year and Legends’s obligation to retain the above records shall expire three (3) years after Legends’s statement for such Fiscal Year has been delivered to Client.

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6.4 Annual Plan.

Legends shall provide to Client on or before the date that is one hundred twenty (120) days prior to the last day of each Fiscal Year, an annual management plan, which shall include the Proposed Budget described in Section 5.3 for the next Fiscal Year (the “Annual Plan”). The Annual Plan shall include information regarding Legends’s anticipated operations for such Fiscal Year, including planned operating maintenance activities by Legends, requested Capital Improvements and Capital Equipment purchases and an anticipated budget therefor, anticipated events at the Venue, anticipated advertising and promotional activities, and planned equipment and furnishings purchases. The Annual Plan shall be subject to review, revision and approval by Client. Following review and revision by Client, Legends shall have sixty (60) days to incorporate Client’s revisions into a revised version of the Annual Plan. Upon approval by Client, such Annual Plan shall constitute the operating program for Legends for the following Fiscal Year.

6.5 Monthly Reports.

By the Ninth (9th) day of each month, Legends shall provide a preliminary monthly financial report inclusive of the trial balance, the balance sheet, and preliminary income; thereafter, on the twenty-fifth (25th) day of each month during a Fiscal Year, Legends shall provide to Client a written monthly report setting out the Venue’ anticipated activities for the upcoming month and reporting on the prior month’s activities and finances. Legends shall include in such report a balance sheet, income statement, and other relevant financial reports (such as a departmental expense report and event accounting) as determined by Legends in its reasonable business judgment.

6.6 Reporting Requirements of Ground Lease and Development Agreement.

In addition to the Annual Plan and the monthly reports described in Section 6.5 above, Legends will prepare and deliver to Client financial reports with respect to the Venue that are required to be prepared under the Ground Lease and the Development Agreement.

7. Employees.

7.1 Legends Employees.

(a) Legends shall select, train and employ at the Venue such number of employees as Legends deems necessary or appropriate to satisfy its responsibilities hereunder. Legends shall have authority to hire, terminate and discipline any and all personnel working at the Venue.

(b) Legends shall assign to the Venue a competent, full-time general manager. Prior to Legends’s appointment of such general manager, Legends shall consult with the Client Representative with respect to the qualifications of the general manager proposed by Legends. From time to time the general manager may provide assistance in connection with the advisory or management services provided by Legends or any of its Affiliates at other facilities managed, owned or leased by Legends or any of its Affiliates, provided that (i) such assistance does not affect in any material respect the responsibilities and duties of the general manager to the Venue and (ii) the portion of the salary and benefits of the general manager allocable to the time spent in connection with providing such assistance to other facilities managed, owned or leased by Legends or any of its Affiliates shall be reimbursed by Legends to the Operating Accounts of the Venue or otherwise deducted from Operating Expenses incurred for such Fiscal Year and paid directly by Legends.

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(c) Legends employees at the Venue shall not for any purpose be considered to be employees of Client, and Legends shall be solely responsible for their supervision and daily direction and control and for setting, and paying as an Operating Expense, their compensation (and federal income tax withholding) and any employee benefits. All costs related to the employment of such employees shall be Operating Expenses.

7.2 Multi-Employer Pension Plans.

The parties acknowledge that in connection with its hiring activities hereunder, Legends may be required by the applicable terms of any collective bargaining agreements covering such employees at the Venue to make contributions to multiemployer plans (as that term is defined in Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended), on behalf of or for the benefit of such employees during the Term, which contribution obligation may expose Legends to withdrawal liability for a share of any unfunded vested benefits under such plans. Accordingly, Client shall indemnify, defend and hold harmless Legends from and against any Losses in respect of any withdrawal liability for unfunded vested benefits that Legends may have under any such multiemployer plans in connection with the hiring and firing of such employees by Legends during the Term or upon or after the expiration or termination of this Agreement. The indemnification obligations of Client under this Section 7.2 shall survive the expiration or termination of this Agreement.

7.3 No Solicitation or Employment by Client.

During the period commencing on the Effective Date and ending one (1) year after the expiration or earlier termination of this Agreement, except with Legends’s prior written consent, Client will not, for any reason, solicit for employment, or hire, any of the senior management personnel employed by Legends at the Venue, including, without limitation, the general manager, director-level employees and department heads. In addition to any other remedies which Legends may have, specific performance in the form of injunctive relief shall be available for the enforcement of this Section 7.3. This Section 7.3 does not prevent Client or an Affiliate thereof from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any Client or an Affiliate thereof.

8. Indemnification and Insurance.

8.1 Indemnification.

(a) Legends shall indemnify, defend and hold harmless Client, its officers, agents and employees from and against any and all Losses arising from any material default or breach by Legends of its obligations specified herein; provided, however, that the foregoing indemnification shall not extend to Losses to the extent such Losses (i) arise from any breach or default by Client of its obligations under Sections 8.1(b) or 11.2 below, (ii) are of the type that are covered by commercial insurance covering (A) the Venue, the Project and each of its premises for physical damage or other Loss or (B) business interruption and extra expenses, irrespective of the decision of Client to carry or not to carry such insurance, (iii) are caused by or arise out of the services provided by the architects, engineers and other agents (other than Legends) retained by Client in connection with Capital Improvements or Capital Equipment purchases at the Project, or (iv) are caused by or arise out of the negligence or willful misconduct of Client or its officers, agents or employees.

(b) Client shall indemnify, defend and hold harmless Legends, its partners, officers, agents and employees from and against any and all Losses arising from (i) any material default or breach by Client of its obligations specified herein, (ii) the fact that at any time prior to, as of, or after the Effective Date, the Project or the Venue have not been operated, or the Venue, the Project, and each of its premises are not or have not been, in compliance with all Laws, including, but not limited to, the ADA, (iii) the fact that prior to, as of, or after the Effective Date there is any condition on, above, beneath or arising from the premises occupied by the Project and/or the Venue which might, under any Law, give rise to liability or which would or may require any “response,” “removal” or “remedial action” (as such terms are defined under CERCLA), (iv) any structural defect or unsound operating condition with respect to the Project and/or the Venue or the premises occupied by the Project or the Venue prior to, as of or after the Effective Date, (v) any obligation or liability under or in respect of any contract, agreement or other instrument executed by Legends as authorized herein, (vi) any obligation or liability for physical damage or other Loss to any real property and personal property assets located at the Project or the Venue or intended to be incorporated therein, whether such assets are insured by Client or whether Client decides not to insure for such damage and Losses (including without limitation damages or Losses falling within any insurance deductible), (vii) any obligation or liability arising under or in connection with any lease or financing arrangement entered into by Client in connection with the Project or the Venue, or (viii) any act or omission carried out by Legends at or pursuant to the direction or instruction of Client, its agents or employees, or in connection with Client’s failure to provide sufficient funding; provided, however, that the foregoing indemnification under clauses (i) through (viii) above shall not extend to Losses to the extent such Losses (x) arise from any default or breach by Legends of its obligations specified herein or (y) are caused by or arise out of the negligence or willful misconduct of Legends or its Affiliates, partners, officers, agents, contractors and subcontractors of any tier, or employees.

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(c) The provisions set forth in subparagraphs (a) and (b) above shall survive the expiration or earlier termination of this Agreement; provided, however, that except for indemnification based upon clauses (ii), (iii), (iv), (v), (vi), (vii), or (viii), of Section 8.1(b) above, a claim for indemnification pursuant to Section 8.1 shall be valid only if the party entitled to such indemnification provides written notice thereof to the other party prior to three (3) years following the date of the expiration or earlier termination of this Agreement.

(d) The terms of all insurance referred to in this Section 8, including without limitation the policies of any independent contractors retained by Client or hired by Legends, shall preclude subrogation claims against Legends, its partners, Client and their respective officers, directors, employees and agents.

(e) The foregoing indemnification rights shall be the exclusive remedies of each party hereto (other than any right to terminate this Agreement pursuant to Section 12) arising from any breach of, default under or performance pursuant to this Agreement.

(F) in no event shall either party be liable or responsible for any CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR SIMILAR DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST USE, BUSINESS OR PROFITS), WHETHER BASED UPON BREACH OF CONTRACT OR WARRANTY, NEGLIGENCE, STRICT TORT LIABILITY OR OTHERWISE, AND EACH PARTY’S LIABILITY FOR DAMAGES OR LOSSES HEREUNDER SHALL BE STRICTLY LIMITED TO DIRECT DAMAGES THAT ARE ACTUALLY INCURRED BY THE OTHER PARTY.

8.2 Liability Insurance.

(a) Legends shall keep in force at all times during the Management Term: (i) commercial liability insurance, including public liability and property damage, covering premises liability, and Legends operations hereunder (including as may be required under applicable Laws, such as state and local liquor laws) , in the amount of One Million Dollars ($1,000,000.00) for bodily injury and One Million Dollars ($1,000,000.00) for property damage per occurrence, with each having a limit of Two Million Dollars ($2,000,000.00) in the aggregate, including products and completed operations, and (ii) Umbrella liability insurance with a limit of Ten Million Dollars ($10,000,000.00).

(b) During the Management Term, Legends shall also maintain Comprehensive Automotive Bodily Injury and Property Damage Insurance for business use covering all vehicles operated by Legends officers, agents and employees in connection with the Venue, whether owned by Legends, Client, or otherwise, with a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence (including an extension of hired and non-owned coverage).

(c) During the Management Term, Legends shall also maintain:

(i) professional liability insurance with coverage of at least One Million Dollars ($1,000,000.00) for claims of negligent errors, acts or omissions by Legends; and

(ii) employment practices liability insurance with coverage of at least One Million Dollars ($1,000,000.00) for claims relating to the employment practices of Legends at the Venue pertaining to its employees.

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(d) Legends shall be the named insured under the insurance policies described in Sections 8.2(a) through (c). Client shall be an additional insured under the insurance described in Sections 8.2(a) and (b), as its interests may appear, and such insurance in Sections 8.2(a) and (b) shall contain a provision covering the parties’ indemnification liabilities to each other.

(e) Certificates evidencing the existence of the above insurance shall be delivered to the Client Representative prior to the commencement of the Management Term. Notwithstanding the provisions of this Section 8.2, the parties hereto acknowledge that the above insurance may contain exclusions from coverage which are reasonable and customary for insurance of such type.

(f) With respect to insurance procured by Legends, Legends shall deliver to the Client Representative satisfactory evidence of such renewal of such insurance at least twenty (20) days after such insurance’s expiration date except for any insurance expiring upon the expiration this Agreement or thereafter.

(g) Except as provided in Section 8.5, all insurance procured by Legends in accordance with the requirements of this Agreement shall be primary over any insurance carried by Client and not require contribution by Client.

8.3 Workers Compensation Insurance.

During the Management Term, Legends shall maintain worker’s compensation insurance (including occupational disease hazards) with an authorized insurance company or through an authorized self-insurance plan approved by the State of Oklahoma, insuring its employees at the Venue in amounts equal to or greater than required under Law.

8.4 Fidelity Insurance.

During the Management Term, Legends shall maintain a policy of fidelity insurance covering all of Legends’s personnel under this Agreement in the amount of Five Hundred Thousand Dollars ($500,000.00) for each loss, to reimburse Client for losses experienced due to the dishonest acts of Legends’s employees.

9. Ownership of Assets.

9.1 Ownership.

The ownership or possessory interest in all buildings and real estate, technical and office equipment and facilities, furniture, displays, fixtures, vehicles and similar tangible property located at the Venue shall remain with Client. Ownership of and title to all intellectual property rights of whatsoever value held in Client’s name shall remain in the name of Client. The ownership of consumable assets (such as office supplies and cleaning materials) purchased with Operating Revenues or Client funds shall remain with Client, but such assets may be utilized and consumed by Legends in the performance of services under this Agreement. The ownership of data processing programs and software, and associated data, owned by Legends shall remain with Legends. Ownership of equipment, furnishings, materials, or fixtures not considered to be real property and other personal property purchased by Legends with Client funds for use at and for the Venue shall vest in Client automatically and immediately upon purchase or acquisition. The assets of Client as described herein shall not be pledged, liened, encumbered or otherwise alienated or assigned other than in the ordinary course of business of the Venue without the prior approval of Client.

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9.2 Client Obligations.

Client shall repair and maintain in such order and condition as necessary to avoid any limitation on the normal operation of the Venue or any interruption or interference with the operation of the Venue or safety issue in connection with the operation of the Venue, and in compliance with all present and future Laws and orders, judgments, regulations, administrative or judicial determinations, even if unforeseen or extraordinary, of every governmental or quasi-governmental authority, court or agency having jurisdiction over the Venue now or hereafter enacted or in effect (including, but not limited to, Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), and all covenants, restrictions, and conditions now or hereafter of record which may be applicable to the Venue, at its sole cost and expense. Client shall be responsible for funding and making Capital Improvements and purchasing all Capital Equipment. No expenditures made by Client pursuant to this Section 9.2 shall be deducted as an Operating Expense or otherwise deducted in determining Net Operating Loss/Profit.

10. Assignment.

10.1 Assignment.

Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto. Notwithstanding the foregoing, Legends may assign all or any part of its rights hereunder to an Affiliate, provided that such Affiliate possesses substantially the same degree of expertise and quality of personnel as originally provided under this Agreement. For sake of clarity, the parties acknowledge that the foregoing does not preclude the assignment by Legends of its rights to receive any fees or other amounts payable to Legends hereunder to its lender(s) as collateral security for Legends’s obligations under any credit facilities provided to it by such lender(s), provided that such collateral assignment shall not in any event cover Legends’s rights to manage, promote, or operate the Venue hereunder. For the avoidance of doubt, a sale of any direct or indirect equity interest in a party, including a change of control of such party by way of corporate restructuring, reorganization, divestiture, recapitalization, merger, combination, acquisition, exchange of shares, spin-off, or sale of such party’s outstanding voting securities, shall not be deemed an assignment of this Agreement by, or the rights and obligations of, such party hereunder, and therefore shall not require the prior written consent of the other party for purposes of this Section 10.1. Notwithstanding anything to the contrary in this Agreement, this Agreement, and all rights and obligations of Legends and Client, including Client’s obligation to pay the fees to Legends described in Section 4, shall fully survive and be unaffected by any sale or transfer of the Venue or the Project, or any portion thereof, and any subsequent owner shall fully assume Client’s obligations applicable to the area sold or transferred following such sale or transfer. Any purported transfer or assignment of this Agreement in violation of this provision is void.

10.2 Legends Transactions with Affiliates.

In connection with its management responsibilities hereunder relating to the purchase and/or procurement of equipment, materials, supplies, inventories, and services for the Venue, Legends shall have the right, but not the obligation, to purchase and/or procure from, or otherwise transact business with, an Affiliate of Legends on commercially reasonable terms.

11. Laws and Permits.

11.1 Permits, Licenses, Taxes and Liens.

Legends shall use reasonable efforts to procure any permits and licenses required for the business to be conducted by it hereunder. Client shall cooperate with Legends in applying for such permits and licenses. Legends shall deliver copies of all such permits and licenses to the Client Representative. Legends shall pay promptly, out of the Operating Accounts, all taxes, excises, license fees and permit fees of whatever nature arising from its operation, promotion and management of the Venue. Legends shall use reasonable efforts to prevent mechanic’s or materialman’s or any other lien from becoming attached to the premises or improvements at the Venue, or any part or parcel thereof, by reason of any work or labor performed or materials furnished by any mechanic or materialman, so long as the work, labor or material was provided at Legends’s direction and Client has supplied funds for the payment of charges therefor in accordance with this Agreement.

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11.2 Governmental Compliance.

Client shall cause the Venue and Project to be constructed and completed in compliance with applicable Laws, and in a manner such that it can be operated in compliance with applicable Laws. Legends, its officers, agents and employees shall comply with Laws applicable to Legends’s management of the Venue hereunder. Without limiting the foregoing, with respect to the ADA, Legends will comply with Title III of the ADA and the provision of such auxiliary aids or alternate services as may be required by the ADA. Nothing in this Section 11.2 or elsewhere in this Agreement shall, however, require Legends to undertake any of the foregoing compliance activity, nor shall Legends have any liability under this Agreement therefor, if (a) such activity requires any Capital Improvements or Capital Equipment purchases, unless Client provides funds for such Capital Improvements and Capital Equipment purchases pursuant to Section 5.8 hereof, or (b) any Pre-Existing Agreement fails to require any licensee, lessee, tenant, promoter or user of any portion of the Venue to comply, and to be financially responsible for compliance, with Title III of the ADA in connection with any activities of such licensee, lessee, tenant, promoter or user at the Venue. Furthermore, Legends shall have the right to require any licensee, lessee, tenant, promoter or user of any portion of the Venue to comply, and to be financially responsible for compliance, with Title III of the ADA in connection with any activities of such licensee, lessee, tenant, promoter or user at the Venue.

11.3 No Discrimination in Employment.

In connection with the performance of work under this Agreement, Legends shall not refuse to hire, discharge, refuse to promote or demote, or to discriminate in matters of compensation against, any Person otherwise qualified, solely because of race, color, religion, gender, age, national origin, military status, sexual orientation, marital status, physical or mental disability, or any other class or category protected by relevant law.

12. Termination.

12.1 Termination Upon Default.

In addition to any other right or remedy expressly provided in this Agreement, including each party’s indemnity obligations as described in Section 8.1, either party may terminate this Agreement upon a default by the other party hereunder (subject to applicable cure periods and rights of the parties hereunder). A party shall be in default hereunder if (a) such party fails to pay or advance any amount due or specified hereunder within thirty (30) days after written notice thereof from the other party, or (b) such party fails in any material respect to perform or comply with any of the other terms, covenants, agreements or conditions hereof and such failure continues for more than sixty (60) days after written notice thereof from the other party. In the event that a default (other than a default in the payment of money) is not reasonably susceptible to being cured within the sixty (60) day period, the defaulting party shall not be considered in default if it shall within such sixty (60) day period have commenced with due diligence and dispatch to cure such default and thereafter completes with dispatch and due diligence the curing of such default. Notwithstanding the foregoing, in the event that either party shall dispute, in good faith, that any act or omission on its part constitutes a default by such party under this Agreement, such party may give the other party notice thereof, specifying in reasonable detail the basis for the dispute, and such party may thereafter withhold payment or take (or not take) action with respect to the amount or other matter in dispute, and such party shall not be deemed to be in default under this Agreement by reason thereof unless and until such dispute is conclusively determined adversely to the non-performing party (either by the mutual agreement of the parties or pursuant to the procedure described in Section 13.1) and such party does not thereafter promptly remedy its non-performance within the time periods specified in this Section 12.1.

12.2 Termination Other than Upon Default.

Legends shall have the right to terminate this Agreement upon thirty (30) days’ written notice to Client (a) under the circumstances described in Sections 5.2(b), 5.3(b) or 5.5 hereof, or (b) if Client fails to make Capital Improvements or Capital Equipment purchases at the Venue to the extent that such failure, is mutually deemed by the parties to, materially interfere with, impede or impair the ability of Legends to manage, operate or promote the Venue effectively.

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12.3 Effect of Expiration or Termination; Survival.

In the event this Agreement expires or is terminated, (a) all Operating Expenses incurred or committed for prior to the date of expiration or termination, and expenses arising as a result of such expiration or termination, shall be paid using funds on deposit in the Operating Accounts and to the extent such funds are not sufficient, Client shall pay all such Operating Expenses and shall indemnify and hold Legends harmless therefrom, (b) Client shall promptly pay Legends all fees earned to the date of expiration or termination (with any such fees being subject to proration as applicable), and (c) without any further action on the part of Legends or Client, Client shall, or shall cause another management company retained by it to, accept the assignment of Legends’s rights, and assume and perform all of Legends’s obligations, arising after the date of expiration or termination of this Agreement, under any licenses, occupancy agreements, rental agreements, booking commitments, advertising agreements, concession agreements, and any other contracts relating to the Venue which have been executed by Legends hereunder, provided that for any such license, agreement, commitment or contract to which the consent of the other party thereto is required for such assignment and assumption and is not obtained, Legends will use commercially reasonable efforts to obtain such consent and Client will reasonably cooperate with Legends to obtain such consent. Upon the expiration or termination of this Agreement all further obligations of the parties hereunder shall terminate except that the provisions of this Agreement (including payment provisions) that by their terms or nature are intended to survive expiration or termination will survive such expiration or termination.

12.4 Surrender of Venue.

Upon the expiration or earlier termination of this Agreement, Legends shall surrender and vacate the Venue on or prior to the effective date of such expiration or termination. The Venue and all equipment and furnishings shall be returned to Client in good repair, reasonable wear and tear excepted, to the extent funds were made available therefor by Client. All reports, records, including financial records, and documents maintained by Legends at the Venue relating to this Agreement other than materials containing Legends’s proprietary information shall be promptly surrendered to Client by Legends upon such expiration or termination.

13. Miscellaneous.

13.1 Cooperation/Mediation.

Any dispute arising under or in connection with this Agreement will be resolved by the parties in accordance with the procedures set forth on Exhibit B attached hereto.

13.2 No Partnership or Joint Venture.

Nothing herein contained is intended or shall be construed in any way to create or establish the relationship of partners or a joint venture between Client and Legends. None of the officers, agents or employees of Legends shall be or be deemed to be employees of Client for any purpose whatsoever.

13.3 Limitation on Fiduciary Duties.

TO THE EXTENT ANY FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP OF THE PARTIES ARE INCONSISTENT WITH, OR WOULD HAVE THE EFFECT OF EXPANDING, MODIFYING, LIMITING OR RESTRICTING ANY OF THE TERMS OF THIS AGREEMENT, (A) THE EXPRESS TERMS OF THIS AGREEMENT SHALL CONTROL, (B) THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH GENERAL PRINCIPLES OF CONTRACT INTERPRETATION WITHOUT REGARD TO THE COMMON LAW PRINCIPLES OF AGENCY, AND (C) ANY LIABILITY OF THE PARTIES SHALL BE BASED SOLELY ON PRINCIPLES OF CONTRACT LAW AND THE EXPRESS TERMS OF THIS AGREEMENT. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT FOR THE PURPOSES OF DETERMINING THE NATURE AND SCOPE OF LEGENDS’S FIDUCIARY DUTIES UNDER THIS AGREEMENT, THE TERMS OF THIS AGREEMENT, AND THE DUTIES AND OBLIGATIONS SET FORTH HEREIN, ARE INTENDED TO SATISFY ALL FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP BETWEEN THE PARTIES, INCLUDING ALL DUTIES OF LOYALTY, GOOD FAITH, FAIR DEALING AND FULL DISCLOSURE, AND ANY OTHER DUTY DEEMED TO EXIST UNDER THE COMMON LAW PRINCIPLES OF AGENCY OR OTHERWISE (OTHER THAN THE DUTY OF GOOD FAITH AND FAIR DEALING IMPLIED UNDER GENERAL CONTRACT PRINCIPLES, INDEPENDENT OF THE COMMON LAW PRINCIPLES OF AGENCY). ACCORDINGLY, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ANY FIDUCIARY OR OTHER SIMILAR COMMON LAW RIGHTS THAT ARE NOT EXPRESSLY IDENTIFIED, DESCRIBED AND SET FORTH IN THIS AGREEMENT, AND THUS UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ANY RIGHT TO RECOVER OR OBTAIN ANY MONETARY, EQUITABLE OR OTHER RELIEF OR REMEDIES FOR ANY ALLEGED BREACH OR VIOLATION OF ANY ALLEGED FIDUCIARY OR OTHER SIMILAR COMMON LAW RIGHT OR OBLIGATIONS. CLIENT ACKNOWLEDGES AND AGREES THAT ITS CONSENT TO THE TRANSACTIONS AND CONDUCT BY LEGENDS DESCRIBED IN THIS AGREEMENT AND ITS WAIVER OF ANY FIDUCIARY OR OTHER SIMILAR COMMON LAW RIGHTS OTHERWISE OWED BY LEGENDS: (I) HAS BEEN OBTAINED BY LEGENDS IN GOOD FAITH; (II) IS MADE KNOWINGLY BY THE CLIENT BASED ON ITS ADEQUATE INFORMED JUDGMENT AS A SOPHISTICATED PARTY AFTER SEEKING THE ADVICE OF COMPETENT AND INFORMED COUNSEL; AND (III) ARISES FROM CLIENT’S KNOWLEDGE AND UNDERSTANDING OF THE SPECIFIC TRANSACTIONS AND ACTIONS OR INACTIONS OF OPERATORS THAT ARE NORMAL, CUSTOMARY, AND REASONABLY EXPECTED IN THE FACILITY MANAGEMENT INDUSTRY.

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13.4 Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto. No other agreements, representations, warranties or other matters, whether oral or written, will be deemed to bind the parties hereto with respect to the subject matter hereof.

13.5 Written Amendments.

This Agreement shall not be altered, modified or amended in whole or in part, except in a writing executed by each of the parties hereto.

13.6 Force Majeure.

(a) No party will be liable or responsible to the other party for any delay, damage, loss, failure, or inability to perform caused by Force Majeure. The non-performing party shall use good faith efforts to provide notice to the other party within ten (10) days of date on which such party gains actual knowledge of the event of Force Majeure that such party is unable to perform. The term “Force Majeure” means the following: an act of God, strike, war, public rioting, lightning, fire, storm, flood, explosions, inability to obtain materials, supplies, epidemics, pandemics, landslides, earthquakes, floods, storms, washouts, civil disturbances, explosions, breakage or accident to machinery or lines of equipment, temporary failure of equipment, freezing of equipment, terrorist acts, and any other cause whether of the kinds specifically enumerated above or otherwise which is not reasonably within the control of the party whose performance is to be excused and which by the exercise of due diligence could not be reasonably prevented or overcome (it being acknowledged that under no circumstances shall a failure to pay amounts due and payable hereunder be excusable due to a Force Majeure).

(b) Neither party hereto shall be under any obligation to supply any service or services if and to the extent and during any period that the supplying of any such service or services or the provision of any component necessary therefor shall be prohibited or rationed by any Law.

(c) Except as otherwise expressly provided in this Agreement, no abatement, diminution or reduction of the payments payable to Legends shall be claimed by Client or charged against Legends, nor shall Legends be entitled to additional payments beyond those provided for in this Agreement for any inconvenience, interruption, cessation, or loss of business or other loss caused, directly or indirectly, by any present or future Laws, or by priorities, rationing, or curtailment of labor or materials, or by war or any matter or thing.

(d) If any damage to or destruction of the Venue by reason of fire, storm or other casualty or occurrence of any nature or any regulatory action or requirement (a “Casualty”) is expected to render the Venue materially untenantable or otherwise unusable for the hosting of events for a period of at least six (6) months from the happening of the Casualty, then either party may terminate this Agreement upon written notice to the other. If this Agreement is not terminated following the occurrence of such Casualty, then the economic terms included in this Agreement (including in Section 4) shall be equitably adjusted to mitigate any adverse economic impact on Legends attributable to such Casualty.

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(e) Legends may suspend performance required under this Agreement, without any further liability, in the event of any act of God or other occurrence, which act or occurrence is of such effect and duration as to effectively curtail the use of the Venue so as to effect a substantial reduction in the need for the services provided by Legends for a period in excess of ninety (90) days; provided, however, that for the purposes of this Section 13.6(e), Legends shall have the right to suspend performance retroactively effective as of the date of the use of the Venue was effectively curtailed. “Substantial reduction in the need for these services provided by Legends” shall mean such a reduction as shall make the provision of any services by Legends economically impractical. No payments of any fees due to Legends under this Agreement shall be made by Client during the period of suspension. In lieu thereof, Client and Legends may agree to a reduced management fee payment for the period of reduction in services required.

13.7 Binding Upon Successors and Assigns; No Third-Party Beneficiaries.

(a) This Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors and permitted assigns.

(b) This Agreement shall not be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties and their successors and permitted assigns and for the benefit of no other Person.

13.8 Notices.

Any notice, consent or other communication given pursuant to this Agreement will be in writing and will be effective either (a) when delivered personally to the party for whom intended, (b) on the second (2nd) business day following mailing by an overnight courier service that is generally recognized as reliable, (c) on the fifth (5th) day following mailing by certified or registered mail, return receipt requested, postage prepaid, or (d) on the date transmitted by email as long as such email transmission is followed by delivery using any method described in clauses (a) through (c) above, in any case addressed to such party as set forth below or as a party may designate by written notice given to the other party in accordance with this Section 13.8.

To Client:

Sunset Operations at Broken Arrow, LLC

1755 Telstar Drive, Suite 501

Colorado Springs, CO 80920

Attn: President

To Legends:

Legends
61 Broadway, Suite 2400
Attn: Liam Thornton
Email: ***

With a copy (which shall not constitute notice) to:

Legends
61 Broadway, Suite 2400
New York, NY 10006
Attn: Tim Lamoriello; General Counsel
Email: ***

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13.9 Section Headings and Defined Terms.

The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

13.10 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

13.11 Severability.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

13.12 Non-Waiver.

A failure by either party to take any action with respect to any default or violation by the other party of any of the terms, covenants, or conditions of this Agreement shall not in any respect limit, prejudice, diminish, or constitute a waiver of any rights of such party to act with respect to any prior, contemporaneous, or subsequent violation or default or with respect to any continuation or repetition of the original violation or default.

13.13 Consent.

Unless otherwise explicitly provided otherwise in this Agreement, wherever the consent or approval of a party is required under the terms of this Agreement, the party whose consent or approval is required shall not unreasonably withhold, condition, or delay such consent or approval.

13.14 Certain Representations and Warranties.

(a) Client represents and warrants to Legends the following: (i) all required approvals have been obtained, and Client has full legal right, power and authority to enter into and perform its obligations hereunder, (ii) this Agreement has been duly executed and delivered by Client and constitutes a valid and binding obligation of Client, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally or by general equitable principles, and (iii) there are no, and during the Term Client will not enter into without Legends’s prior written approval any, agreements or understandings (A) that grant to any Person any right to license, use, occupy, or rent all or any portion of the Venue, or to provide services to be used in the management, operation, use, possession, occupation, maintenance, promotion or marketing of all or any portion of the Venue, (B) that do or would reasonably be expected to materially and adversely affect the ability of (x) Client to grant the rights contemplated to be granted to Legends herein, (y) Client to perform the obligations contemplated to be performed by Client herein, or (z) Legends to exercise the rights contemplated or permitted to be exercised by Legends herein or to receive the benefits it is entitled to receive pursuant to this Agreement.

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(b) Legends represents and warrants to Client the following: (i) all required approvals have been obtained, and Legends has full legal right, power and authority to enter into and perform its obligations hereunder, and (ii) this Agreement has been duly executed and delivered by Legends and constitutes a valid and binding obligation of Legends, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally or by general equitable principles.

13.15 Governing Law.

This Agreement will be governed by and construed in accordance with the internal laws of the State of Oklahoma, without giving effect to otherwise applicable principles of conflicts of law.

13.16 Publicity.

The Parties shall coordinate all publicity in connection with the announcement of this Agreement and Legends’ operation of the Venue. Each Party shall notify the other Party in advance of public statements regarding this Agreement prior to the release or dissemination of such statement. Announcements made related to this Agreement shall not be deemed to violate Section 2.9 of this Agreement. In addition, nothing in this Agreement shall serve to prohibit or restrict Client from disclosing this Agreement, or its material terms in a report or document filed with the U.S. Securities and Exchange Commission pursuant to its obligations under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, and the rules promulgated under such acts.

[Signature page follows]

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IN WITNESS WHEREOF, this Consulting and Management Agreement has been duly executed by the parties hereto as of the Effective Date.

CLIENT SUNSET Operations at broken arrow, llc

By:	/s/ JW Roth
Name:	JW Roth
Title:	CEO / Manager

LEGENDS LEGENDS GLOBAL THEATER MANAGEMENT, LLC

By:	/s/ Josh Kritzler
Name:	Josh Kritzler
Title:	President North American Venues

[SIGNATURE PAGE TO CONSULTING AND MANAGEMENT AGREEMENT]

EXHIBIT A

PRE-OPENING ADVISORY SERVICES

During the Pre-Opening Period and subject to the terms and conditions of this Agreement, Legends will:

(i)	create the Pre-Opening Budget;

(ii)	prepare master schedule of Pre-Opening Period workstreams;

(iii)	prepare staffing strategy and hiring timeline for the Venue;

(iv)	coordinate and plan as appropriate with local authorities and other stakeholders;

(v)	prepare pre-opening marketing and advertising plans for the Venue;

(vi)	prepare operational policies and procedures for the Venue;

(vii)	prepare marketing and event booking strategies for the Venue;

(viii)	prepare a list of operating supplies necessary for the start-up of the Venue;

(ix)	develop a proposed inventory of furniture, fixtures, and equipment for the Venue;

(x)	procure, stock, and/or install operating supplies and furniture, fixtures, and equipment;

(xi)	negotiate and execute license agreements, booking commitments, service contracts, and vendor agreements for the Venue;

(xii)	coordinate with and oversee any third-party providers retained or approved to provide Food and Beverage Services at the Venue, including development of service standards and operational requirements;

(xiii)	attend OAC meetings as appropriate and coordinate handover of the Venue from general contractor, architect, and project manager;

(xiv)	provide such other services during the Pre-Opening Period, as may be mutually agreed upon by Legends and Client; and

(xv)	coordinate development of parking plan and facilities for the Venue, consistent with the Permit Drawings.

A-1

EXHIBIT B

COOPERATION/MEDIATION

A.	The parties desire to cooperate with each other in the management and operation of the Venue pursuant to the terms hereof. In keeping with this cooperative spirit and intent, any dispute arising hereunder will first be referred to the parties’ respective agents or representatives prior to either party initiating a legal suit, who will endeavor in good faith to resolve any such disputes within the limits of their authority and within forty-five (45) days after the commencement of such discussions. If and only if any dispute remains unresolved after the parties have followed the dispute resolution procedure set forth above, the matter will be resolved pursuant to paragraphs (B) and (C) below. If a party refuses to abide by the dispute resolution procedure set forth above within forty-five (45) days after attempting to initiate such conversations, the other party may deem this requirement satisfied.

B.	If any dispute between the parties has not been resolved pursuant to paragraph (A) above, the parties will endeavor to settle the dispute by mediation under the then current American Arbitration Association (“AAA”) model procedure for mediation of business disputes or, if such model procedure no longer exists, some other mutually agreeable procedure. Within ten (10) business days from the date that the parties cease direct negotiations pursuant to paragraph (A) above, Client shall provide Legends with a list of three (3) individuals then listed on AAA’s U.S. Regional Panel of Distinguished Neutrals for the locale in which the Venue are located (or if no such list exists, then for the locale closest to where the Venue are located), who are available during the time period contained in paragraph (E) below and who have no unwaived conflict of interest with respect to either party, and Legends shall (within ten (10) business days after receipt of such list) select one (1) of the individuals from such list. Each party will bear its own cost of mediation; provided, however, the cost charged by any independent third-party mediator will be borne equally by the parties. In the mediation, each party may be represented by their own counsel.

C.	The parties agree that any mediation proceeding (as well as any discussion pursuant to paragraph (A) above) will constitute settlement negotiations for purposes of the federal and state rules of evidence and will be treated as non-discoverable, confidential and privileged communication by the parties and the mediator. No stenographic, visual or audio record will be made of any mediation proceedings or such discussions. All conduct, statements, promises, offers and opinions made in the course of the mediation or such discussion by any party, its agents, employees, representatives or other invitees and by the mediator will not be discoverable nor admissible for any purposes in any litigation or other proceeding involving the parties and will not be disclosed to any third party.

D.	The parties agree that this mediation procedure will be obligatory and participation therein legally binding upon each of them. In the event that either party refuses to adhere to the mediation procedure set forth in this Exhibit “B” the other party may bring an action to seek enforcement of such obligation in any court of competent jurisdiction.

E.	The parties’ efforts to reach a settlement of any dispute will continue until the conclusion of the mediation proceeding. The mediation proceeding will be concluded when: (i) a written settlement agreement is executed by the parties, (ii) the mediator concludes and informs the parties in writing that further efforts to mediate the dispute would not be useful, or (iii) the parties agree in writing that an impasse has been reached. Notwithstanding the foregoing, either party may withdraw from the mediation proceeding without liability therefor in the event such proceeding continues for more than forty-five (45) days from the commencement of such proceeding. For purposes of the preceding sentence, the proceeding will be deemed to have commenced following the completion of the selection of a mediator as provided in paragraph (B).

B-1

F.	If any dispute has not been resolved pursuant to the foregoing, either party may file suit in a court of competent jurisdiction to enforce its rights hereunder.

G.	The procedure specified in this Exhibit B shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party, without prejudice to the above procedures, may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole discretion such action is necessary to avoid irreparable damage or to preserve the status quo (“Equitable Litigation”). Despite such action, the parties will continue to participate in good faith in the procedures specified in this Exhibit B.

H.	Any interim or appellate relief granted in such Equitable Litigation shall remain in effect until the alternative dispute resolution procedures described in this Exhibit B concerning the dispute that is the subject of such Equitable Litigation result in a settlement agreement. Such written settlement agreement shall be the final, binding determination on the merits of such dispute, shall supersede and nullify any decision in the Equitable Litigation, and shall preclude any subsequent litigation on such merits, notwithstanding any determination to the contrary in connection with any Equitable Litigation granting or denying interim relief or any appeal therefrom.

I.	All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Exhibit B are pending. The parties will take such action, if any, required to effectuate such tolling. Each party shall be required to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless doing so would be impossible or impracticable under the circumstances.

B-2

EXHIBIT C

PRE-EXISTING AGREEMENTS

1.	Ground Lease

2.	Development Agreement (that certain Economic Development Agreement by and among Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority and City of Broken Arrow, Oklahoma dated December 3, 2023, as amended)

EXHIBIT D

PERMITTED DRAWINGS